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                                                                     Exhibit 5.1



                              WILMER, CUTLER & PICKERING
                                 2445 M STREET, N.W.
                             WASHINGTON, D.C.  20037-1420

                               Telephone (202) 663-6000
                               Facsimile (202) 663-6363




                                   January 30, 1998

IGEN International, Inc.
16020 Industrial Drive
Gaithersburg, MD  20877

     Re:  IGEN International, Inc. Registration Statement on Form S-3

Dear Ladies and Gentlemen:

     We have acted as counsel to IGEN International, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement (the "Registration Statement") on Form S-3 initially filed with the Securities and Exchange Commission (the "Commission") on January __, 1998 under the Securities Act of 1933, as amended. The Registration Statement registers the resale of the shares of Common Stock of the Company, par value $0.001 per share (the "Shares"), issued in connection with the conversion of and/or payment of dividends on the Company's Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock was issued by the Company on December 19, 1997 pursuant to a Purchase Agreement dated December 16, 1997 by and among the Company and the Purchasers identified therein. For the purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     Based solely upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that (i) the Shares have been lawfully and duly authorized; and (ii) when issued upon conversion of or as a dividend upon the Series B Preferred Stock in accordance with the Certificate of Designation, Powers, Preferences and Rights of the Series B Convertible Preferred Stock dated December 18, 1998, the Shares will be validly issued, fully paid and nonassessable.

     We are members of the bar of the District of Columbia and do not hold ourselves out as being experts in the law of any other jurisdiction. This opinion is limited to the laws of

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IGEN International, Inc.
January 30, 1998
Page 2


the United States and the General Corporation Law of the State of Delaware. Although we do not hold ourselves out as being experts in the laws of the State of Delaware, we have made an investigation of such laws to the extent necessary to render our opinion. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect.

     We assume no obligations to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared solely for your use in connection with the filing of the Registration Statement on January 30, 1998, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the caption "Legal Matters."


                              Sincerely,

                              Wilmer, Cutler & Pickering



                              By:   /s/ Stephen P. Doyle
                                 ---------------------------------
                                 Stephen P. Doyle, a partner